Exhibit 99.1
DOBSON COMMUNICATIONS REPORTS PRELIMINARY OPERATING RESULTS FOR THE FOURTH QUARTER OF 2005
OKLAHOMA CITY – January 11, 2006 (PRIMEZONE) — Dobson Communications Corporation (NASDAQ: DCEL) today announced preliminary results for its fourth quarter ended December 31, 2005. Dobson plans to report full operating and financial results for the fourth quarter in late February 2006.
     Dobson expects to report approximately 122,600 total gross subscriber additions for the fourth quarter of 2005, compared with 112,300 for the fourth quarter of 2004.
     Postpaid customer churn is expected to be approximately 2.62 percent for the fourth quarter of 2005, compared with 2.82 percent for the third quarter of 2005 and 2.35 percent for the fourth quarter of 2004. Consequently, Dobson expects to report a net subscriber reduction of approximately 22,500 for the fourth quarter of 2005, reflecting a decline in its postpaid customer base of 28,000. For the fourth quarter of 2004, the Company reported a reduction of 25,600 net subscribers, reflecting a reduction of 33,100 postpaid subscribers.
     As of December 31, 2005, approximately 67 percent of Dobson’s 1,543,400 subscribers were on GSM calling plans, compared with 26 percent of its subscriber base at December 31, 2004. During the fourth quarter of 2005, approximately 84,200 of Dobson’s TDMA customers migrated to GSM calling plans.
     Based on preliminary estimates, Dobson expects to report average revenue per unit (ARPU) for the fourth quarter of 2005 of approximately $46.10, compared with ARPU of $42.17 for the fourth quarter of 2004.
     The Company expects to report approximately 584 million roaming minutes of use (MOUs) for the fourth quarter of 2005, an increase of 46 percent over pro forma MOUs of 399 million for the fourth quarter of 2004, reflecting same-store results with acquisitions in all reporting periods.
     Dobson expects to report roaming yield of approximately 10.8 cents per minute for the fourth quarter of 2005, in line with its November guidance for fourth quarter roaming yield.
     Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, additional data or changes in data that would affect the Company’s expected results and changes in the Company’s plans to report full fourth quarter operating results. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Contact:	Dobson Communications Corporation J. Warren Henry, Vice President, Investor Relations (405) 529-8820